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                          August 25, 2023

       Cuong Do
       Chief Executive Officer
       BIOVIE INC.
       680 W Nye Lane Suite 204
       Carson City, NV 89703

                                                        Re: BIOVIE INC.
                                                            Registration
Statement on Form S-3
                                                            Filed August 18,
2023
                                                            File No. 333-274083

       Dear Cuong Do:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Doris
Stacey Gama at 202-551-3188 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Michael S. Lee, Esq.